Exhibit 16.1

February 7, 2014

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549-7561

Re: ALPHT NETWORK ALLIANCE VENTURES, INC. - SEC File No.  0-54126

Ladies and Gentlemen:

We have read the statements of ALPHT NETWORK ALLIANCE VENTURES, INC. in Item 4.01 on Form 8-K to be filed on or about February 7, 2014 and are in agreement with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ GZTY CPA GROUP, LLC

Certified Public Accountants

Metuchen, New Jersey